                                                                   Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------

                                            Nine Months Ended         Year Ended December 31
                                                 30-Sep               ----------------------
                                                 ------
                                             2002        2001      2001       2000         1999
                                             ----        ----      ----       ----         ----
                                                                (Dollars in Thousands)
Net income before taxes and cumulative
effect of change in accounting principle    19,962       14,309    17,304     15,922       8,833
Interest expense                               593          937     1,405          -           -
                                            ----------------------------------------------------
Total earnings                              20,555       15,246    18,709     15,922       8,833
                                            ====================================================

Fixed Charges
                                            ----------------------------------------------------
  Interest expense                             593          937      1,405         -           -
                                            ====================================================
Ratio of earnings to
fixed charges                                 34.7         16.3       13.3       N/A         N/A
